Exhibit 99.1
ALTRA HOLDINGS ANNOUNCES
FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2009
BRAINTREE, MA — May 4, 2009
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the first quarter ended March 28, 2009.
Financial Highlights
•	Quarterly net sales declined approximately 24% year-over-year to $124.5 million.

•	GAAP diluted EPS from continuing operations was $0.05. Recurring diluted EPS was $0.12 for the quarter compared with $0.37 in the prior-year quarter.

•	Cash balance increased by approximately 18% to $61.4 million as of March 28, 2009 from $52.1 million on December 31, 2008.

•	Cash flow from operations almost tripled to $11.6 million, compared with $3.9 million in the prior-year quarter.

•	Company on track to exceed $40 million in cost reductions in 2009.

•	Company reconfirms 2009 guidance
Executive Comments on the First Quarter
“Our quarterly results reflect the effect of the global recession and the favorable actions we have initiated to mitigate the impact of the lower volume on earnings,” said Carl Christenson, President and CEO. “Weakness in customer order trends that began in the fourth quarter of 2008 continued through the first quarter across nearly all of our markets. This led to a 24% decline in organic sales, approximately 520 bps was related to the negative impact of foreign currency translation. In the face of this difficult business environment, we continue to focus on adjusting our cost structure, generating cash, and reducing our net-debt position.”
“The actions we have taken to manage our working capital and to control capital spending are already evident in our healthy cash flow levels which led to a $9.3 million increase in our cash position, “ added Christenson. “We have implemented a series of workforce reductions, established a salary furlough, reduced executive compensation, launched a plant consolidation program and implemented a number of other cost reduction measures. We are extremely pleased with the result of these initiatives and expect to exceed our initial savings estimate of $40 million. These measures will become more fully reflected in our financial results as we move through 2009.”

Financial Results
Net sales for the first quarter of 2009 decreased approximately 24% to $124.5 million from $163.2 million for the first quarter of 2008.
Operating income for the first quarter of 2009 decreased approximately 59% to $8.5 million from $20.6 million in the first quarter of 2008. On a non-GAAP basis, excluding $2.6 million related to restructuring costs, an OPEB (other post employment benefit) plan settlement gain and inventory adjustments due to the economic downturn, operating income for the first quarter of 2009 was $11.1 million, or approximately 9% of sales.
Reported net income for the first quarter was $1.4 million, or $0.05 per diluted share, compared with $8.6 million, or $0.33 per diluted share, for the first quarter of 2008.
Recurring diluted earnings per share from continuing operations for the first quarter of 2009 declined to $0.12 per diluted share from $0.37 per diluted share for the first quarter of 2008.
Business Outlook
The company continues to forecast 2009 sales in the range of $460 million to $500 million and recurring diluted EPS in the range of $0.25 to $0.45 for the full year. The company expects capital expenditures in the range of $6 million to $8 million, depreciation and amortization in the range of $20 million to $22 million, net interest expense of $25 million to $26 million and a tax rate of approximately 38.0% compared with its previous estimate of 35.0%.
“We do not expect market conditions to improve appreciably in the near term,” said Christenson. “Based on the current order demand and the reduction in our backlog we believe that we are still on track to achieve the lower end of our sales guidance. From a top line perspective, we are planning for the 2nd and 3rd quarter to be more challenging than the first. With an anticipated improvement in the rate of customer destocking we do see a possibility for improvement in the top line later in the year. We continue to take aggressive actions to reduce our expenses and maximize cash flow.” Christenson continued, “In addition, despite the economic downturn, we will continue to invest prudently in growth opportunities to meet the needs of our customers and gain market share.”

Altra Holdings, Inc.

	(Unaudited)
Consolidated Statements of Income Data:	Quarter Ended
In Thousands of Dollars, except per share amounts	March 28, 2009	March 29, 2008

Net sales	$124,540	$163,182
Cost of sales	92,337	115,384

Gross profit	$32,203	$47,798
Gross profit as a percent of net sales	25.9%	29.3%
Selling, general & administrative expenses	21,743	24,713
Research and development expenses	1,567	1,731
Other post employment benefit plan settlement gain	(1,467)	—
Restructuring expense	1,872	733

Income from operations	$8,488	$20,621
Income from operations as a percent of net sales	6.8%	12.6%
Interest expense, net	6,349	7,441
Other non-operating income, net	(162)	(626)

Income from continuing operations before income taxes	$2,301	$13,806
Provision for income taxes	883	4,849

Income tax rate	38.4%	35.1%
Net income from continuing operations	1,418	8,957

Net loss from discontinued operations, net of taxes of $124	—	(397)

Net income	$1,418	$8,560

Weighted Average common shares outstanding
Basic	25,911	25,472
Diluted	25,943	26,063

Earnings per share — Basic
Net income from continuing operations	$0.05	$0.35
Net loss from discontinued operations	—	(0.01)

Net income	$0.05	$0.34

Earnings per share — Diluted
Net income from continuing operations	$0.05	$0.34
Net loss from discontinued operations	—	(0.01)

Net income	$0.05	$0.33

Reconciliation of Recurring Net Income:

Net income from continuing operations	$1,418	$8,957

Restructuring charges, net of tax	1,153	476
Inventory adjustment due to economic downturn, net of tax	1,364	—
Premium & deferred financing expense on redeemed 11.25% bonds, net of tax	—	75
Other post employment benefit plan settlement gain, net of tax	(904)	—
Deferred financing expense on pay down of TB Wood’s revolving credit facility, net of tax	—	100

Recurring net income	$3,031	$9,608

Recurring diluted earnings per share	$0.12	$0.37

Consolidated Balance Sheets	(Unaudited)
In Thousands of Dollars	March 28, 2009	December 31, 2008

Assets:
Current Assets
Cash and cash equivalents	61,403	52,073
Trade Receivables, net	71,060	68,803
Inventories, net	89,762	98,410
Deferred income taxes	7,835	8,032
Prepaid expenses and other	7,517	6,514
Assets held for sale	1,161	4,676

Total current assets	238,738	238,508
Property, plant and equipment, net	109,693	110,220
Intangible assets, net	77,624	79,339
Goodwill	76,932	77,497
Deferred income taxes	461	495
Other assets	7,172	7,525

Total assets	$510,620	$513,584

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	30,606	33,890
Accrued payroll	13,674	16,775
Accruals and other liabilities	23,927	18,755
Deferred income taxes	6,906	6,906
Current portion of long-term debt	1,050	3,391

Total current liabilities	76,163	79,717
Long-term debt, less current portion and net of unaccreted discount and premium	260,164	258,132
Deferred income taxes	23,160	23,336
Pension liabilities	11,781	11,854
Other post retirement benefits	572	2,270
Long-term taxes payable	8,087	7,976
Other long-term liabilities	1,976	1,434

Total stockholders’ equity	128,717	128,865

Total liabilities and stockholders’ equity	$510,620	$513,584

Other Financial Data:

	Quarter Ended
	March 28, 2009	March 29, 2008

Depreciation & amortization	$5,519	$5,540
Capital expenditures	1,821	4,494
Cash flows provided by operating activities	11,552	3,879
Cash flows provided by (used in) investing activities	(1,821)	12,506
Cash flows used in financing activities	(299)	(3,458)

The company will conduct an investor conference call on May 5, 2009 at 11:00 AM EDT to discuss its unaudited 2009 first quarter financial results. The public is invited to listen to the conference call by dialing 800-895-0198 domestically or 785-424-1053 for international access, and asking to participate in Conference ID# ALTRA. The company has also posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on May12, 2009. To listen to the replay, dial 800-374-0934 domestically or 402-220-0680 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on the company’s website, non-GAAP recurring diluted earnings per share, non-GAAP recurring income from operations and non-GAAP recurring net income are each calculated using either net income from continuing operations or income from continuing operations that excludes premiums and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs and inventory adjustments due to the economic downturn that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted earnings per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring income from operations and non-GAAP recurring diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the U.S. and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with the global recession and volatility and disruption in the global financial markets, (20) our ability to complete cost reduction actions and risks associated with such actions, and (21) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(781)-917-0541
christian.storch@altramotion.com